Exhibit 10.1

GENERAL TERMS

ACN PACIFIC PTY LTD
ABN 85 108 535 708
Level 11, 1 Pacific Hwy, North Sydney
Australia

DELTATHREE, INC.
419 Lafayette Street
New York, N.Y. 10003
U.S.A.

TABLE OF CONTENTS

1	AGREEMENT TO SUPPLY THE SERVICE	3
2	THE SERVICE	3
3	EQUIPMENT	3
4	MAINTENANCE	4
5	SERVICE CHARGES	4
6	INVOICES, PAYMENT AND ADDITIONAL CHARGES	4
7	BILLING DISPUTES	5
8	TAXES	6
9	NON-EXCLUSIVE RELATIONSHIP	6
10	PRIVACY AND PERSONAL INFORMATION	7
11	COMPLIANCE WITH LAWS OR REGULATOR DIRECTIONS	7
12	YOUR RIGHT TO TERMINATE	9
13	DELTATHREE's RIGHT TO SUSPEND OR TERMINATE	9
14	CONSEQUENCES OF SUSPENSION	10
15	CONSEQUENCES OF TERMINATION (TRANSITION)	11
16	EACH PARTY’S RIGHTS AGAINST THE OTHER	12
17	END USERS LIABILITY	13
18	INTELLECTUAL PROPERTY	13
19	CONFIDENTIALITY	15
20	INTERVENING EVENTS	16
21	PUBLIC ADDRESSING IDENTIFIERS	16
22	ASSIGNMENT, SUBCONTRACTING AND TRANSFER	16
23	DISPUTES	17
24	RECORDS & AUDITS	17
25	PUBLICITY	18
26	NO SOLICITATION	18
27	GENERAL	19
28	DICTIONARY TO GENERAL TERMS	22

1	AGREEMENT TO SUPPLY THE SERVICE

1.1	Subject to the terms and conditions set forth in the Agreement, deltathree will provide you each Service or Individual Service for its Committed Term.

1.2	The Agreement comprises:

(a)	each relevant Service Description, including Pricing Schedule;

(b)	the General Terms;

(c)	each relevant Service Level Agreement;

(d)	each Order;

(e)	the Operations Manual; and

(f)	any other document the parties hereto shall agree to from time to time and which they agree shall form a part of the Agreement.

1.3
If any of the documents listed in clause 1.2 above is inconsistent with one or more of the others, then the terms and conditions of the documents will prevail in the order set out in clause 1.2 above, unless it is specifically agreed otherwise in writing referencing this clause 1.3.

2	THE SERVICE

2.1	deltathree will supply each Service from its Service Start Date.

2.2
Each party will reasonably co-operate with the other party to allow deltathree to establish and supply each Service to you safely and efficiently.  This includes following deltathree’s reasonable requests to provide deltathree’s Personnel with safe and prompt access to the Premises and your Personnel, equipment, data and information.

3	EQUIPMENT

3.1	You will supply to End Users (at your sole expense) the equipment at their premises which they require to use the Service (“CPE”).

3.2
You will provide deltathree with working samples of the CPE and all reasonably requested technical information regarding the CPE and deltathree will ensure that its Service is compatible with and provides full functionality using the CPE, subject to clause 3.3 below.

3.3
Where any incompatibility or lack of functionality of the Service arises from a fault with the CPE or the CPE not functioning in accordance with the CPE samples and CPE technical information provided to deltathree, then deltathree is not responsible or liable for such incompatibility or lack of functionality.

4	MAINTENANCE

4.1
deltathree may conduct regularly scheduled maintenance and emergency maintenance on the deltathree Network.  deltathree will use all reasonable endeavours to conduct regularly scheduled maintenance outside normal business hours (in the time zones in which the End Users are located) but may not always be able to do so.  When conducting regularly scheduled maintenance deltathree will use reasonable endeavours to provide you with 7 Business Days’ notice. D3 will notify you of emergency maintenance as soon as practicable.

5	SERVICE CHARGES

5.1
You will pay the charges for each Service as set out in the Agreement without any withholding (except as contemplated by clauses 7 and 8 below), deduction or set-off and in accordance with any applicable provisions of the Service Description.

5.2	deltathree may charge you an additional amount to service, modify, repair or replace a Service or any equipment as a result of an Excluded Event (except an Intervening Event).

5.3
If agreed between the parties, deltathree may charge you an additional amount for installation, maintenance or other services which you request deltathree to provide outside normal business hours (in the time zones in which the End Users are located) or additional amount for installation.

5.4	deltathree may round up any charge to the nearest cent.

6	INVOICES, PAYMENT AND ADDITIONAL CHARGES

6.1	deltathree may charge you:

(a)	for any equipment you purchase from deltathree or its Personnel, on or after delivery;

(b)	for any installation charges, prior to or after installation;

(c)	for variable charges, in arrears;

(d)	for recurring or fixed charges, in arrears; and

(e)	otherwise as set out in the Agreement.

6.2	deltathree’s billing period is monthly except where otherwise provided under the Agreement.

6.3	Subject to clause 7 (Billing Disputes), you will pay each invoice within 30 days from the date of the invoice.

6.4
deltathree will endeavour to include on your invoice all charges for the relevant billing period.  As this may not always occur, deltathree may include unbilled charges in any later invoice(s) issued up to 90 days after the date the unbilled charge accrued.

6.5
If you do not pay any amount invoiced by 30 days from the date of invoice (except any amount which is validly disputed under clause 7) the amount due under that invoice shall accrue interest at a rate of 2% per annum above the Reserve Bank of Australia target cash rate from time to time, calculated on the daily balance of the unpaid amount from the due date until the date of payment in full.  In the event that such rate exceeds the maximum default rate permitted by applicable law, the default rate shall be at the highest rate permitted by applicable law. This is an independent obligation which applies before and after judgment.  You will also pay deltathree’s expenses in recovering payment from you.

6.6	Neither you nor deltathree shall have the right to defer, adjust, set off or withhold any payment due under these General Terms.

6.7
You will pay all charges incurred in respect of each Service in Australian Dollars, by direct transfer into the bank account or accounts advised in writing by deltathree from time to time. Where deltathree elects a bank account outside Australia, deltathree must ensure that such account is able to accept Australian Dollars and deltathree shall be responsible for all fees, charges and taxes associated with the transfer of the funds to the overseas account as well as any currency conversion charges should deltathree, or deltathree’s bank, convert Australian Dollars to another currency.

7	BILLING DISPUTES

7.1	You may dispute an amount invoiced by deltathree but only if you do so in accordance with this clause 7.

7.2
Except to the extent you dispute particular charges and raise a valid billing dispute as to an invoice received from deltathree, you will be deemed to have agreed that such invoice is fully accurate, valid and payable (and you must pay the undisputed amount included in the invoice in accordance with clause 6.3 above).

7.3	To raise a valid billing dispute, you must:

(a)	If an agreed procedure is set out in the deltathree Billing Dispute Resolution Process document, follow that procedure; and

(b)	do so within 190 days of the date of the relevant deltathree invoice, except in the case of fixed recurring charges where you must do so within 60 days of the date of the relevant deltathree invoice.

7.4
You may only commence or continue legal proceedings alleging that any charge or invoice is incorrect if you have acted in accordance with clause 7.3 and legal proceedings have been properly issued and served on deltathree within 24 months of the date of the relevant invoice.

7.5
If, after a billing dispute is concluded you are to pay an amount to deltathree, then you must pay that amount no later than the date (“Payment Date”) which is 30 days after determination of the dispute.  If you do not do so, deltathree may charge you interest on the relevant amount in accordance with clause 6.7 from the Payment Date.

7.6
If, after a billing dispute is concluded deltathree is to pay an amount to you then it will do so by crediting you with that amount on its next and subsequent invoices until the full amount has been credited or, if the contract has terminated for any reason, no later than the Payment Date.

8	TAXES

8.1
Charges specified in the Agreement do not include any GST.  You will pay deltathree an additional amount equal to the GST payable on the charges, any non-monetary consideration or on a supply or any component of supply made or to be made in connection with a Service or the charges.

8.2
In some cases the Agreement may specify a charge followed by another amount in parentheses or as 'without GST' and 'with GST'.  In those cases, the specified charge or 'without GST' amount is exclusive of GST and the amount in parentheses or specified as 'with GST' is:

(a)	the charge inclusive of GST at the rate in effect at the date of the Agreement; and

(b)
included by way of information only, and its inclusion does not limit your obligation under clause 8.1 to pay the GST exclusive charge together with an additional amount equal to the GST at the rate applicable from time to time.

8.3
If you are required by law to deduct or withhold Taxes from a payment to deltathree, then you may make those deductions or withholdings (or both).  However, you will give deltathree a receipt for each payment and you will increase your payment to deltathree by the amount necessary to ensure deltathree receives the full amount which it would have received if no deduction or withholding had been made.

8.4
If clause 8.3 applies, then deltathree will on request by you apply for any credit or rebate to which it may be entitled in connection with the deduction or withheld Tax.  deltathree will refund to you any credit or rebate received, up to the amount of the increase made by you under clause 8.3.

8.5	deltathree will ensure it is properly registered for GST and will issue you with a valid tax invoice in respect of each taxable supply.

8.6	Terms used in this clause 8 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the meaning given to them in that Act.

9	NON-EXCLUSIVE RELATIONSHIP

9.1
deltathree and you agree that the relationship between the parties is non-exclusive and you may obtain Services and Individual Services from suppliers other than deltathree and deltathree may provide Services and Individual Services to purchasers other than ACN Pacific.

10	PRIVACY AND PERSONAL INFORMATION

10.1
deltathree may collect, use and disclose Personal Information provided by you for purposes relating to the supply of a Service described in the Agreement, or for purposes that would be reasonably expected as part of the supply of the Service.

10.2
deltathree must not disclose Personal Information provided by you to any person other than its Personnel, except deltathree may disclose Personal Information to deltathree’s suppliers (so that deltathree can supply a Service) or as permitted by the Privacy Laws or other laws.

10.3	You must not disclose Personal Information provided by deltathree to any person other than your Personnel, except as permitted by the Privacy Laws or other laws.

10.4	Both parties must take all reasonable steps to protect Personal Information provided by the other party from misuse and loss and from unauthorised access, modification or disclosure.

10.5	Both parties agree to handle Personal Information obtained from the other party in accordance with the Privacy Laws.

10.6
In your privacy collection statements you must notify the natural persons from whom you collect Personal Information that their Personal Information may be provided to your suppliers for the purpose of supplying a Service.

10.7	For the purposes of this clause a reference to a “party” or “supplier” includes its agents and contractors.

11	COMPLIANCE WITH LAWS OR REGULATOR DIRECTIONS

11.1
deltathree and you will comply with all applicable federal, state, and local government rules which have the force of law, including, without limitation, all statutes, laws, ordinances and regulations, and all other laws of any other jurisdiction applicable to the performance of such party’s obligations under this Agreement (“Laws”) in connection with the exercise of its rights and performance of its obligations under this Agreement.

11.2	You are solely responsible for:

(a)
ensuring you have all necessary consents, licences and authorisations to resupply each Service to End Users, including consents and authorisations from End Users, Suppliers and other carriage service providers; and

(b)
informing your End Users that, where a Service is a Carriage Service, deltathree may be required to intercept communications over the Service and may also monitor your usage of the Service and communications sent over it.

11.3	deltathree is solely responsible for:

(a)
ensuring it has all necessary consents, licences and authorisations to supply each Service to you, including consents and authorisations from Regulators, Suppliers and other carriage service providers;

(b)	ensuring that, where a Service is a carriage service, deltathree is able to intercept and monitor communications over the Service where required by a law enforcement agency; and

(c)
ensuring that it and each Service it supplies complies with all relevant Laws and relevant industry codes (whether registered with a Regulator or not) (“Industry Codes”), the directions of a Regulator and other regulatory instruments.

11.4
deltathree acknowledges, without representing or warranting, that it is a carriage service provider under the Telecommunications Act 1997 and, in certain instances, you rely on deltathree in order to comply with Laws and Industry Codes, and agrees that (except as you expressly instruct) it shall not commit any act or omission that places you in violation of any Law or Industry Code.

11.5	In using a Service, you and deltathree will comply with directions of a Regulator and each party will use its best efforts to assist the other party in complying with directions of a Regulator.

11.6
It is a condition of this Agreement that neither you nor deltathree will use, nor attempt to use, a Service and you will use all reasonable endeavours to prevent your End Users using or attempting to use, a Service:

(a)	to violate any Law or to infringe another person’s rights;

(b)	to expose either party to liability;

(c)	to transmit, publish or communicate material which is defamatory, offensive, abusive, indecent, menacing or unwanted; or

(d)	in any way which damages, interferes with or Interrupts the Service, the deltathree Network or a Supplier Network.

11.7
deltathree may ask you to stop, or ask you to stop your End-Users, acting or failing to act in a manner which deltathree reasonably believes is contrary to clauses 11.2 or 11.6.  You will as soon as reasonably practicable (but in any case within two Business Days) comply with any such request.  If you do not, then deltathree may take any steps reasonably necessary to ensure compliance with clauses 11.2 or 11.6 or the request.

11.8
Notwithstanding anything to the contrary in this Agreement, if a material breach of this agreement by either party relates to compliance with laws or Regulator directions then both parties will mutually review the breach and seek commercially reasonable methods of overcoming the breach if possible. Both parties will then evaluate the options, and if there is a way to overcome the breach utilizing commercially reasonable methods, then (i) both parties will initiate such actions, and (ii) upon written agreement by the parties, an equitable adjustment for any delays and changes in scope or quality of services caused by such breach shall be made by the defaulting party if such change materially affects the time or quality of performance or the cost of the Services to be performed under this Agreement.  If the parties fail to cure such a material breach of Laws or Regulator directions within sixty (60) days after written notice of non-compliance, the non-defaulting party may terminate the Agreement or affected Service by providing written notice to the other party.

12	YOUR RIGHT TO TERMINATE

12.1	You may, without liability, terminate the Agreement or one or more Services or Individual Services:

(a)	at any time by giving at least 120 days' notice to deltathree;

(b)	by giving 30 days notice in the event that you and deltathree cease to be Related Corporations;

(c)	immediately by giving deltathree notice if:

(i)
except as set forth in clause 11.8, deltathree breaches a fundamental term of the Agreement and that breach is not capable of remedy or that breach is capable of remedy and deltathree does not remedy that breach as soon as possible but in all circumstances no later than 14 days after you give deltathree notice requiring the breach to be remedied;

(ii)	deltathree suffers an Insolvency Event;

(iii)
that Service or Individual Service which is to be terminated is not being supplied and that non-supply has continued for more than 10 Business Days as a result of an Intervening Event having occurred; or

(iv)	that Individual Service which is to be terminated is no longer required because of the termination or cancellation of an End User Service.

13	DELTATHREE's RIGHT TO SUSPEND OR TERMINATE

13.1	deltathree may, without liability, Suspend a Service or one or more Individual Services:

(a)
if deltathree reasonably believes that you or any other person (except deltathree) has committed or is about to imminently commit fraud in connection with either the Service or the Individual Service and you fail to take steps (to deltathree's satisfaction) to ensure that fraud does not continue or recur within 48 hours after deltathree gives you notice requiring you to do so;

(b)	by giving you notice to the extent necessary for deltathree to comply with an order, instruction or request of a Regulator, an emergency services organisation or any other competent authority;

(c)	immediately by giving you notice if you have not complied with a notice from deltathree issued in accordance with clause 11.7 relating to that Service or Individual Service;

(d)	immediately to the extent the Service is affected by an Emergency; or

(e)
immediately to the extent it is necessary to allow deltathree or a Supplier to repair, maintain or service any part of the deltathree Network or a Supplier Network used to supply the Service or the Individual Service.

13.2	deltathree may, without liability, terminate the Agreement or Suspend or terminate one or more Services or Individual Services:

(a)	At any time by giving at least 120 days' notice to you;

(b)
immediately if any amount owing to deltathree is not paid by its due date (as specified in the Agreement, the relevant invoice or as notified by deltathree), deltathree gives you notice requiring payment of that amount (which deltathree may not give in respect of an amount which is validly disputed in accordance with clause 7 (Billing Disputes) until after deltathree has determined the billing dispute) and you fail to pay that amount in full within 30 days after deltathree gives you that notice;

(c)
except as set forth in clause 11.8, you breach clause 11.2 or any other fundamental term of the Agreement (other than a breach which separately gives rise to rights under this clause 13.2) and that breach is not capable of remedy, or

(d)
except as set forth in clause 11.8, you breach clause 11.2 or any other fundamental term of the Agreement (other than a breach which separately gives rise to rights under this clause 13.2), that breach is capable of remedy and you do not remedy that breach as soon as possible but in all circumstances no later than 14 days after deltathree gives you notice requiring the breach to be remedied;

(e)	immediately if you suffer an Insolvency Event;

(f)
immediately if that Individual Service which is to be terminated is not being supplied and that non-supply has continued for more than 10 Business Days as a result of an Intervening Event having occurred; or

(g)	if deltathree is otherwise entitled to do so under this Agreement.

14	CONSEQUENCES OF SUSPENSION

14.1
If a Service or an Individual Service is Suspended in accordance with the Agreement, then you will not be liable to pay usage based charges for the Service or the Individual Service while it is Suspended, but you will have to pay any other charges arising during suspension if the Service or Individual Service was Suspended as a result of a breach of the Agreement by you or as a result of the occurrence of any of the events set forth in clauses 13.1 (a) or (c) or clauses 13.2(b), (c) or (d).

14.2
If deltathree Suspends or Downgrades a Service or an Individual Service under clause 13.1 (d) and such suspension or Downgrade is not due to an Intervening Event, the period during which the Service or an Individual Service is Suspended will count towards outage time used in calculating service level rebates (if any) applicable to the affected Service or Individual Service.

14.3	deltathree will stop the suspension of a Service or Individual Service as soon as reasonably possible after the reason for that suspension has stopped in the reasonable opinion of deltathree.

15	CONSEQUENCES OF TERMINATION (TRANSITION)

15.1
On Termination you will retain all rights to the affected End Users and Delta 3 will have no rights in relation to the affected End Users except in accordance with the transition provisions in this clause 15.

15.2
On Termination deltathree must not, except in accordance with the transition provisions in this clause 15, solicit any End User in Australia or New Zealand for a period of 2 years. The term “solicit” shall not be deemed to include generalized advertising or marketing by deltathree for customer through mass market media advertisements or other non-targeted means.

15.3
Notice of Termination of the Agreement or all Services provided under the Agreement by either party will commence a period (the “Transition Period”) during which the parties will cooperate in transitioning all End Users to replacement services provided by you or your designee (the “Replacement Service”).  deltathree during the Transition Period will create a configuration file for each model of CPE then in use by End Users, which configuration file will point such CPE to the Replacement Service and grant the Replacement Service full access to and control over such CPE, and will deploy such configuration files remotely to End Users over the course of the Transition Period in accordance with the schedule reasonably established by you.  As quickly as reasonably practicable during the Transition Period, you will arrange for a Replacement Service, arrange to port End User phone numbers to the Replacement Service and otherwise transition the End Users to the Replacement Service.  The Transition Period shall continue until the earlier of the date on which all End Users have been removed from the applicable Service and the date fourteen (14) months following the notice of Termination.  This Agreement, including your obligation to pay fees and charges pursuant to this Agreement, will remain in effect throughout the Transition Period.

15.4
At any time and from time to time during a Transition Period, on receipt of a request from you deltathree will, as soon as possible and in any case within 72 Business Hours, provide an up to date copy of all data held by deltathree in relation to the End Users in a format and manner reasonably specified by you plus any other information reasonably requested by you which will assist in the transition of the End Users to Replacement Services.

15.5
Once an End User has been successfully transitioned to a Replacement Service, deltathree must, to the extent permitted by law, delete and permanently remove all copies to data relating to that End User which is in deltathree’s custody and control.

15.6	On Termination

(a)
of the Agreement or all Services provided under the Agreement for any reason, each party will (on request by the other party) immediately return or destroy the other person’s Confidential Information, except to the extent that it is required by law to retain it;

(b)
of the Agreement for any reason, each person’s accrued rights and obligations are not affected and the parts of the Agreement which are by their nature intended to survive Termination of the Agreement will do so.

16	EACH PARTY’S RIGHTS AGAINST THE OTHER

16.1
Each party accepts liability to the other in connection with the Individual Services, the Services and the Agreement, but only to the extent provided in this clause 16.  Each party excludes any liability (including in negligence) it might otherwise have to the other in connection with this Agreement, the Services or any Individual Service to the extent that such liability is not expressly accepted under this clause 16.

16.2
Each party agrees to indemnify, defend and hold the other party harmless for all Loss to the other party arising from personal injury to the other party’s Personnel to the extent it is caused directly by the negligence of the first party in connection with the Agreement.  The limitation in clause 16.8 does not apply to this clause.

16.3
Each party agrees to indemnify, defend and hold the other party harmless for all Loss (up to the value of the damage to the damaged property) arising from damage to the other party’s physical property to the extent it is caused directly by the negligence of the first party in connection with the Agreement.  The limitation in clause 16.8 does not apply to this clause.

16.4
Each party’s liability for the other party’s Loss (including arising as a result of negligence) under clause 16.2 or 16.3 or, except where clause 17 applies, otherwise in connection with the Individual Services, the Services or the Agreement is reduced to the extent that:

(a)	a Loss suffered or incurred by the other party could have been avoided or mitigated by reasonable action by that party; and

(b)	acts or omissions of the other party or its Personnel cause or contribute to that Loss.

16.5
deltathree accepts liability to you under the Trade Practices Act and other laws where not to accept such liability would be illegal or would make any part of this clause 16 void or unenforceable.  Otherwise, deltathree disclaims and excludes all conditions and warranties implied into the Agreement and limits its liability for any non-excludable conditions and warranties, where permitted by law to do so, to (at deltathree’s option) repairing or replacing the relevant goods, resupplying the relevant or equivalent services or, in either case, paying you the cost of doing so.

16.6
deltathree accepts liability to you for Loss arising from Interruptions to Individual Services and the Services (including for Interruptions due to negligence) to the extent the Interruptions are not caused or contributed to by Excluded Events, but only:

(a)	by crediting to you a service rebate, where one is specified in the relevant Service Level Agreement and validly claimed by you in accordance with the Agreement; or

(b)
if there is no service rebate so specified, by (at deltathree's election) repairing or replacing the relevant goods or resupplying any relevant or equivalent services which are capable of being resupplied, or in either case paying you the cost of doing so.

If deltathree credits you with a service rebate, this is your sole remedy for deltathree's acts or omissions leading up to the credit, except to the extent clauses 16.2 and 16.3 apply.

16.7
Except for claims under clauses 16.2, 16.3, 17, 18, claims arising from a breach of clause 11.2 and obligations to pay outstanding charges, each party’s aggregate liability arising out of this Agreement to the other for Loss suffered or incurred in connection with the Individual Services, the Services or the Agreement is limited to the lesser of (i) the total amounts received by deltathree from you under this Agreement or (ii) AU $5 million.

16.8
Except for claims under clauses 16.2, 16.3 and 17, claims arising from a breach of clause 11.2 and obligations to purchase a Service or Individual Services or pay outstanding charges, each party excludes any liability to the other for any Consequential Loss suffered or incurred in connection with the Individual Services, the Services or with the Agreement (including liability for negligence).

16.9
In this clause 16 and clause 17, indemnities, limitations and exclusions in favour of a party are to be construed as indemnities, limitations and exclusions in favour of each Group Company of that party.

16.10	For the avoidance of doubt, the terms and conditions set forth in clauses 18.8 and 18.9 apply to the indemnities given in this clause 16.

17	END USERS LIABILITY

17.1
deltathree excludes any liability (including in negligence) to your End Users.  You agree to indemnify, defend and hold deltathree harmless against any Loss suffered or incurred by deltathree in connection with an End-User claim (including a claim based in negligence) in any way related to an Individual Service, the Services or the Agreement.

17.2	For the avoidance of doubt, the terms and conditions set forth in clauses 18.8 and 18.9 apply to the indemnities given in this clause 17.

18	INTELLECTUAL PROPERTY

18.1
deltathree may permit you to use deltathree Intellectual Property as part of a Service, as may be set forth in a Service Description.  This permission is subject to any conditions which deltathree may impose from time to time and will cease when the relevant Service or this Agreement is terminated.  You acknowledge and agree that you will not use deltathree Intellectual Property, except as set out in this Agreement, unless authorised to do so in writing by deltathree.

18.2
Except as specifically set out in this Agreement, neither party will obtain any interest in or to the other party's Intellectual Property Rights solely by access to or use of the same related to this Agreement.

18.3	Except as permitted in a Service Description, you must:

(a)	not grant a right to any third person, including an End User, to use any deltathree Intellectual Property; and

(b)
ensure that your End Users do not use or promote deltathree Intellectual Property, the trade marks or names of any other person in conjunction or association with the deltathree Intellectual Property without the prior written consent of deltathree.

18.4	You must not, whether by yourself, your directors, servants or agents, during the Committed Term of this Agreement or after its Termination:

(a)	dispute deltathree’s, or any deltathree Related Corporations’, rights in or ownership of any deltathree Intellectual Property;

(b)	challenge the validity of a registration in the name of deltathree, or a Related Corporation of deltathree, of deltathree Intellectual Property; or

(c)
challenge any application by deltathree or a Related Corporation of deltathree for registration of the deltathree Intellectual Property in classes other than those in which that the deltathree Intellectual Property is currently registered.

18.5
If you become aware of any possible infringement of deltathree Intellectual Property by you, an End User or any other third party, you must immediately advise deltathree and provide deltathree with all relevant details.

18.6
Subject to the terms of this Agreement, you agree to indemnify, defend and hold deltathree and any deltathree Group Company harmless for all Loss arising from any claim or proceeding by any person against any of those indemnified under this clause, where such Loss arose out of your breach of this clause 18 or an infringement, or an alleged infringement, of the Intellectual Property Rights of deltathree which occurred by or as a result of your use or enjoyment of the Services.

18.7
deltathree agrees to defend, indemnify and hold you and any ACN Pacific Group Company harmless from and against any claim brought by a third party against you to the extent that the claim includes a claim of any infringement of any Intellectual Property Rights or other proprietary interest of such third party arising from or relating to the deltathree Services or your use, deployment or sale thereof as contemplated by this Agreement; and all Losses relating thereto excluding Consequential Loss.   Notwithstanding the foregoing, deltathree shall not be obligated or liable to defend or indemnify ACN Pacific or any ACN Pacific Group Company and shall not be responsible for any Loss related thereto under this Agreement to the extent that any such claim arises from (i) ACN Pacific’s or a third party’s modification of the deltathree Services without the express written consent of deltathree, (ii) combination of the deltathree Services with services, products, processes or materials not furnished, specified or approved by Deltathree; or (iii) deltathree’s use of or adherence to specifications or instructions furnished to deltathree by ACN Pacific to the extent that such specifications or instructions result in infringement.

18.8
The indemnified party shall promptly notify the indemnifying party in writing of any claim for which the indemnifying party is responsible under this indemnity obligation (provided that the failure by the indemnified party to provide prompt written notice shall not relieve the indemnifying party from any of its obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby).

18.9
The indemnifying party shall assume, at its expense, the sole defence of the claim through counsel selected by the indemnifying party and shall keep the indemnified party fully informed as to the progress of such defence.  Upon reasonable request of the indemnifying party and at the indemnifying party’s expense, the indemnified party shall cooperate in the defence of the claim.  At its option and expense, the indemnified party may retain or use separate counsel to represent it, including in-house counsel.  The indemnifying party shall maintain control of the defence, except that if the settlement of a claim would adversely affect the indemnified party, the indemnifying party may settle the claim as to the indemnified party only with the indemnified party’s consent, which consent shall not be withheld or delayed unreasonably.  If the indemnified party is required to take any action to enforce its indemnity rights under this Agreement, or to assume the defence of any claim for which it is entitled to receive an indemnity under this Agreement because of the indemnifying party’s failure to promptly assume such defence, then the indemnified party may also recover from the indemnifying party any reasonable attorneys’ fees (including cost of in-house counsel at market rates for attorneys of similar experience) and other costs of enforcing its indemnity rights or assuming such defence.

19	CONFIDENTIALITY

19.1	deltathree and you each agree to keep confidential the other’s Confidential Information.

19.2
Subject to clause 19.3, deltathree and you will not use or disclose the other’s Confidential Information for any purpose, other than to the extent necessary to perform its obligations or exercise its rights under the Agreement.  This includes deltathree not disclosing any information relating to your End Users to deltathree Personnel, except to the extent that it is necessary to do so to supply a Service to you, or for you to resupply a Service to your End Users.

19.3	For clarity, deltathree may refer to you as a customer of deltathree in deltathree press releases, or in deltathree marketing, sales or financial material or reports.

19.4
The obligations of confidentiality in this clause 19 do not apply to the extent disclosure is required by a court of competent jurisdiction or other governmental authority or as otherwise required by law or the listing rules of a stock exchange, a direction by government authority or a Regulator, or disclosure to professional advisors in connection with the Agreement.

20	INTERVENING EVENTS

20.1
If an Intervening Event occurs which prevents you or deltathree (“Affected Person”) from performing any of its obligations (other than an obligation to pay money) under this Agreement, then the Affected Person will not be liable for failing to perform that obligation.

20.2
The Affected Person will notify the other person promptly of the Intervening Event and use its best efforts to resume performance in accordance with the Agreement as soon as reasonably possible.  The other person’s obligations continue during the Intervening Event.

21	PUBLIC ADDRESSING IDENTIFIERS

21.1	A Service may include one or more identifiers such as a telephone number, IP address or domain name (“Public Addressing Identifiers”).

21.2	You will comply with the requirements of any Regulator or other body which administers Public Addressing Identifiers.

21.3	You acknowledge and agree that:

(a)	deltathree does not control the allocation of Public Addressing Identifiers;

(b)
deltathree is not liable to you if deltathree is required to change any Public Addressing Identifier as a result of any direction given by a Regulator or other body which administers Public Addressing Identifiers; and

(c)	on Termination of a Service or any relevant Individual Service, your right to use any related Public Addressing Identifier may cease.

22	ASSIGNMENT, SUBCONTRACTING AND TRANSFER

22.1
To the extent they are assignable, either party may assign, delegate or otherwise transfer its rights under the Agreement so long as it has the other party’s prior written consent, which cannot be unreasonably delayed or withheld.

22.2
deltathree may perform any of its obligations under the Agreement by arranging for them to be performed by another person, including a Supplier or another deltathree Group Company.  If this occurs deltathree remains responsible for its obligations in accordance with this Agreement.

22.3	deltathree will continue supplying the Services even if any interest in you, including your business or any of your shares, is transferred to a third party (“Purchaser”) provided that:

(a)	you notify deltathree of the details of the proposed transfer, before entering into any binding arrangement to give effect to it;

(b)	you and/or the proposed Purchaser comply with any reasonable requests from deltathree for financial or operational information demonstrating the creditworthiness of the Purchaser;

(c)	you and/or the proposed Purchaser enter into any necessary assignment or novation which deltathree reasonably requests in the circumstances, within 30 days of that request.

23	DISPUTES

23.1	This clause applies to any dispute arising under the Agreement except billing disputes (which are handled in accordance with clause 7).

23.2	A party must notify the other if it believes a dispute exists and that notice must provide details of the matter in dispute.

23.3	After receipt of the notice set out in clause 23.2, the parties will promptly seek to resolve the dispute by escalation within their respect organisations.

23.4
If the dispute has not been resolved within 20 Business Days after the notice in clause 23.2 is given either of the parties may refer the dispute for mediation to the Institute of Arbitrators and Mediators Australia.

23.5
Except where urgent interlocutory relief is required, a party may not commence legal proceedings in relation to any dispute unless it has complied with this clause 23 and the dispute has not been resolved within 50 Business Days after the notice in clause 23.2 is given.

24	RECORDS & AUDITS

24.1
deltathree will maintain complete and accurate records related to the Services provided by deltathree to you, including records of all amounts billable to and payments made by you in accordance with generally accepted accounting principles applicable to U.S. corporations, uniformly and consistently applied in a format that will permit audit.

24.2	deltathree will retain such records and reasonable billing detail for a period of at least seven (7) years from the date of final payment for Services.

24.3
You may at your sole expense, upon reasonably prior written notice to deltathree, audit during normal business hours the charges invoiced to you relating to the Services, such audit to occur no more frequently than one time per fiscal quarter. deltathree shall have the right to exclude from such inspection any of information that is confidential or proprietary to a third party, in deltathree’s reasonable opinion.

24.4
deltathree will report minute usage and other relevant information, which shall be provided by deltathree to you, on a daily and monthly basis, as more particularly described in the relevant Service Schedule.

25	PUBLICITY

25.1
Neither you nor deltathree shall provide copies of the Agreement, or otherwise disclose the terms of this Agreement, to any third party (other than the parties’ lawyers, accountants/auditors, and/or anyone the party is required to disclose it to by law) without the prior written consent of the other party, provided, that no consent will be required for either party to disclose the terms of this Agreement to a potential lender, investor, acquirer or other similar third party, or such third party’s lawyers, accountants and advisors, in connection with such third party’s due diligence review.

25.2
Except as required by law and except as provided in Clause 19.3 above, neither you nor deltathree shall not use the other party’s names or any language, pictures, trademarks, service marks or symbols which could imply its identity or endorsement in any:

(a)	written, electronic or oral advertising or presentation; or

(b)	brochure, newsletter, book, electronic database or other written matter of whatever nature, without such party’s prior written consent.

Hereafter the terms in subsections (a) and (b) of this clause 25.2 shall be collectively referred to as “Publicity Matters”.

25.3
The using party will submit to the other party for written approval, prior to publication, all Publicity Matters that mention or display such names, trademarks or service marks, or that contain any symbols, pictures or language from which a connection to said names or marks may be inferred or implied. Such written approval of Publicity Matters required by law shall not be unreasonably withheld or delayed.

25.4
Notwithstanding the foregoing, a party may, without obtaining the other party’s prior written consent, include the other’s name, and a factual description of the work performed under the Agreement on employee bulletin boards and in internal business planning documents and, following the public issuance of the press release referred to in Clause 25.5 below, such information may be included in reports to stockholders, offering memoranda and other securities disclosure documents and whenever necessary to meet legal, accounting or regulatory requirements.

25.5
Promptly following the execution of this Agreement by both you and deltathree, either party may issue a press release approved by the other party (such approval shall not be unreasonably withheld.  Any press release or public announcement shall be consistent with the need to restrict general public awareness of the role of your vendors in your branded service such as the Services.

26	NO SOLICITATION

26.1
During such time as deltathree provides Services to you and for a period of twelve (12) months following the Termination thereof, neither you nor deltathree will, directly or indirectly, solicit to employ or hire any employee of the other party that is directly or indirectly involved in the performance of the Services, without the prior written consent of the other party.  The term “solicit to employ” shall not be deemed to include generalized searches or hiring by either Party for employees through media advertisements, employment firms or otherwise.

27	GENERAL

27.1	Every notice under or in connection with the Agreement:

(a)	must be in writing (except where expressly stated otherwise);

(b)	must be addressed as follows (or as otherwise notified from time to time)

Name:	ACN Pacific Pty Ltd
Address:	Level 11, 1 Pacific Highway, North Sydney, NSW, Australia, 2060
Fax:	+61 2 8214 4111
email: For the attention of:	iain.falshaw@acnaustralia.com.au Iain Falshaw

With a copy (which shall not constitute notice) to:	Lloyd Edwards Lloyd.edwards@acnaustralia.com.au

Name:	deltathree, Inc.
Address:	419 Lafayette Street New York, N.Y. 10003
Fax:	(212) 500-4888
email: For the attention of:	dan.antebi@deltathree.com Dan Antebi

With a copy (which shall not constitute notice) to:	Peter Friedman, Esq. peter.friedman@deltathree.com

(c)	must be delivered by hand, or posted by overnight or similar delivery service, or sent by confirmed fax to the number, of the addressee, in accordance with clause 27.1(b); and

(i)	is taken to be received by the addressee:

(ii)	(in the case of overnight delivery sent to an address in the same country), on the third day after the date of posting, with written verification of receipt;

(iii)
(in the case of overnight delivery sent to the address in another country) on the fifth day after the date of posting by airmail with a recognized international delivery service, with written verification of receipt;

(iv)	(in the case of confirmed fax ) at the time of such transmission if sent during normal business hours of the recipient; and

(v)	(in the case delivery by hand) on delivery,

but if the communications is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

27.2	You will nominate at least two authorised operational contacts and provide any relevant details in relation to them required by deltathree.

27.3	If either party has a right arising out of a breach of this Agreement by the other party and does not exercise that right, not exercising that right does not waive:

(a)	that right unless it does so in writing; or

(b)	its right to insist on performance of that or any other obligation at any other time.

27.4	If a provision of the Agreement is void, voidable or unenforceable, it will be severed and the remainder of the Agreement will not be affected.

27.5
Each person will pay its own costs and expenses in respect of the Agreement and any agreement or document contemplated by the Agreement or required to give effect to it, but you must pay any stamp duty (including fines) assessed on the Agreement and any agreement or document contemplated by the Agreement or required to give effect to it.

27.6
Nothing in the Agreement shall be deemed to have created a relationship of employer and employee, principal and agent, partnership or joint venture between the parties. This Agreement shall not be construed as authority for either party to act on behalf of the other in any agency or other capacity.

27.7	The Agreement is governed by the laws applicable in the State of New South Wales and you and deltathree submit to the exclusive jurisdiction of the courts of that State.

27.8	The Agreement constitutes the entire agreement between the parties as to its subject matter and supersedes all prior representations and agreements in connection with that subject matter.

27.9	The Agreement may only be varied in writing signed by you and deltathree.

27.10
The parties intend that the Agreement shall not benefit or create any right or cause of action in, or on behalf of, any person or entity other than the parties to this Agreement and no person or entity other than the parties to the Agreement shall be entitled to rely on the provisions of the Agreement in any action, suit, proceeding, hearing or other forum.

27.11	Each Party represents and warrants to the other Party that:

(a)	it has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)	it has the full right, power and authority to execute, deliver and perform its obligations under this Agreement;

(c)
its execution of and performance under this Agreement does not and will not violate any applicable existing regulations, rules, statutes or court orders of any local, state or national government agency, court or body of any country or any contract or other agreement to which it is subject;

(d)	its execution and performance under this Agreement does not and will not violate or cause a conflict with or default under any other binding contract or agreement to which it is subject;

(e)
when executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy and other laws that affect the rights of creditors generally; and

(f)
it has obtained, or will obtain, all necessary consents and approvals and any withholding of objection required from any entity, including any governmental authority with respect to the entering into or the performance of this Agreement.

27.12	These General Terms may be executed in counterparts, each of which may be deemed to be an original and both of which together shall constitute one and the same instrument.

27.13	The following rules of interpretation apply to the Agreement, unless the contrary intention appears.

(a)	The expressions "deltathree", "you" or "your" will include their respective successors and permitted assigns and novatees.

(b)	A reference to a person includes a reference to a person, firm, corporation or other legal entity.

(c)	A term which is defined in any part of the Agreement has the same meaning in every other part of the Agreement.

(d)	The singular includes the plural and vice versa.

(e)	A reference to a thing includes any part of that thing.

(f)	Different grammatical forms of the same word have the corresponding meaning.

(g)	A reference to a clause is to a clause in this document, unless otherwise stated.

(h)	Examples or words of inclusion are illustrative only and do not limit the generality of the relevant subject.

(i)
A “reasonable” notice period means a period which is reasonable in the circumstances taking into account technical, operational and commercial issues.  For clarity, “reasonable” notice regarding an event may include notice after the event, or no notice at all.

28	DICTIONARY TO GENERAL TERMS

28.1	Words in a clause of this Agreement have the meaning given in that clause, the Telecommunications Legislation or in this dictionary as follows.

ACN Pacific means ACN Pacific Pty Ltd, an Australian corporation.

Agreement means the documents set out in clause 1.2 above.

Application means Order.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open generally for business in Sydney.

Committed Term means, in respect of a Service or Individual Service, the period specified as the "Committed Term", “Term” or the period generally described as the period over which deltathree will supply the Services, as set out in the Order or elsewhere in the Agreement, including variations or extensions of that period however described.  The Committed Term, in respect of a Service or Individual Service, commences on the Service Start Date.If there is no period of Committed Term specified in the Application or Agreement, then there will be no period of Committed Term after the Service Start Date.

Confidential Information of a party means all information of that party (“Owner”) of a confidential nature (whether in written, oral, electronic or other form), which another person (“Recipient”) first becomes aware, whether before or after the date of the original Order, either through disclosure by the Owner to the Recipient or otherwise through the Recipient’s involvement with the Owner. Confidential Information includes information regarding the other party’s customers, technology, network, trades secretsand all non-public information relating to the current or future business interests, methodology or practices or affairs of either party.

Confidential Information does not include information:

(a)	the Recipient creates (whether alone or jointly with any person) independently of the Owner’s Confidential Information or the Recipient knew prior to receiving such information from the Owner;

(b)	that is public knowledge (otherwise than as a result of a breach of confidentiality by the Recipient or any person to whom it has disclosed the information); or

(c)	obtained without restriction as to further disclosure from a third party other than the Owner through no breach of confidentiality by that third party.

For deltathree, “Owner” and “Recipient” includes deltathree and each deltathree Group Company excluding ACN Pacific.

Consequential Loss means:

(a)
loss of revenue, loss of profits, loss of anticipated savings or business, pure economic loss, loss of data, loss of value of equipment (other than cost of repair), loss of opportunity or expectation loss and any other form of consequential, special, indirect, incidental, punitive or exemplary loss or damages; and

(b)	any penalties or fines imposed by a Regulator.

Control (including the correlative terms “Controls”, “Controlled by”, and “under common Control with”) means, with respect to any person, entity or enterprise, the power, directly or indirectly, either to (i) vote a majority of the voting shares or other voting interests in such person, entity or enterprise for the election of directors or other governing body of such person, entity or enterprise or (ii) direct or cause the direction of the management and policies of such person, entity or enterprise, whether through the ownership of voting securities, by contract or otherwise.

CPE has the meaning assigned in clause 3.1.

deltathree means deltathree, Inc., a Delaware corporation.

deltathree Intellectual Property means any material owned, developed or licensed by deltathree or its Personnel, in which deltathree has Intellectual Property Rights.

deltathree Network means any telecommunications network, equipment, facilities or cabling controlled by deltathree.

deltathree Billing Dispute Resolution Process document is the document agreed between the parties from time to time which sets out the billing dispute resolution process for all Services.

Downgrade means any modification to a Service or an Individual Service which reduces the capacity, use or utility of that Service or Individual Service.

Emergency means an actual or potential state of danger requiring immediate action to avoid any Loss, including personal injury or property Loss.

End User means any person to whom you supply an End User Service.

End User Service means the complete retail end-to end service which you provide to a customer of yours using one or more Individual Services.

Excluded Event means:

(a)	a breach of the Agreement by you,

(b)	an Intervening Event;

(c)	a negligent or fraudulent act or omission of you or any of your Personnel; or

(d)	a failure of any of your equipment.

General Terms means this General Terms.

Group Company of a party means each of that party’s Related Corporations other than the other party.

GST has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Individual means a natural person.

Individual Service means each individual service component making up a Service; for example, an individual circuit or connection for a specific End User.  For clarity, there may be more than one Individual Service making up a Service.

Insolvency Event means in relation to a person:

(a)
the person proposing to enter, or entering, into any scheme of arrangement (including Chapter 11 type arrangements) between that person and its creditors (except an arrangement for the purposes of a solvent reconstruction);

(b)	a mortgagee entering into possession or disposing of the whole or any part of the assets or business of the person;

(c)
appointment of a receiver, a receiver and manager, a liquidator, a provisional liquidator, an administrator or other like person to the person or to the whole or any part of its assets or business, or the person taking any step to have such a person appointed to itself or the whole or any part of its assets or business;

(d)	the person suspending payment of its debts generally; or

(e)	the person being or becoming insolvent for the purposes of section 95A of the Corporations Act 2001 (Cth).

Intellectual Property Rights means all industrial and intellectual property rights, including without limitation, registered or unregistered trademarks, patents, copyright, rights in circuit layouts, trade secrets, confidential know how and information and any application or right to apply for registration of any of those rights. Intellectual Property includes the right to have Confidential Information kept confidential.

Interruption in the supply of goods or a service (including a Service and each Individual Service) means a delay in supplying, a failure to supply or an error or defect in the supply of, those goods or that service. (Interrupt(s) will be construed accordingly).

Intervening Event affecting a person means any event or circumstance outside that person’s reasonable control, and includes fire, storm, flood, earthquake, accident, war, labour dispute (other than a dispute solely between that person and its own staff or staff under its control), materials or labour shortage, the change or introduction of any law or regulation, an act or omission of any Regulator or an act or omission of any third party (including any Supplier) where the act or omission is caused by an event or circumstance outside that third party's reasonable control (including any of the things mentioned in this definition).

Loss means any loss, cost, liability or damage, including reasonable legal costs on a solicitor/client basis and includes Consequential Loss, unless otherwise stated.

Operations Manual means the deltathree / ACN Dispute Resolution Process document and all other service documentation agreed between deltathree and you from time to time to be part of the Operations Manual.

Order means a request for a Service or an Individual Service made in the manner specified in the relevant Service Description.

Personal Information means information or an opinion (including information or an opinion forming part of a database), whether true or not and whether included in material form or not, about an Individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

Personnel of a person means that person’s employees, agents, contractors or other representatives and, in the case of deltathree, includes the employees, agents, contractors or other representatives of any deltathree Group Company excluding ACN Pacific.

Premises means locations at which deltathree supplies a Service, and locations to which deltathree needs to have access to supply a Service.

Privacy Laws means Privacy Act 1988 (Cth),the Telecommunications Act 1997 (Cth) and the Spam Act 2003 (Cth), each as amended or replaced from time to time.

Regulator means the Australian Communications Authority, the Australian Communications and Media Authority, the Australian Competition and Consumer Commission, Communications Alliance Ltd, the Telecommunications Industry Ombudsman or any other government or statutory body or authority.

Related Corporation of an entity means a body corporate that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such entity.

Service means the service with the options and features requested in the Order or Orders as described in the relevant Service Description, and any related goods (including equipment) and ancillary services which deltathree supplies to you in connection with that service.

Service Delivery Pointmeans the point at which a Service is made available for connection to your equipment or cabling.

Service Description means the part of the Agreement entitled "Service Description" which describes a Service.

Service Option means certain features and characteristics of a Service which may be selected by you and which are described as a 'Service Option' (together with any additional terms on which the Service Option is supplied) in the Service Description or any appendix to the Service Description.

Service Start Date for a Service or an Individual Service means the date on which deltathree starts supplying that Service or Individual Service to you, or is deemed to do so.

Supplier means any supplier of goods or services (including interconnection services) which are used directly or indirectly by deltathree to supply a Service.

Supplier Network means any telecommunications network, equipment, facilities or cabling controlled by a Supplier.

Suspend means suspend, reduce, restrict or limit supply.

Tax means any withholding tax, charge (and associated penalty or interest), rate, duty or impost imposed by any authority at any time but does not include GST, or any tax on income or capital gains.

Telecommunications Legislation means the Telecommunications Act 1997 (Cth) and the Telecommunications (Consumer Protection and Service Standards) Act 1999 (Cth), each as amended or replaced from time to time, and Part XIB and Part XIC and related provisions of the Trade Practices Act.

Termination means termination of this Agreement, a Service or an Individual Service, as applicable.

Trade Practices Act means the Trade Practices Act 1974 (Cth),as amended or replaced from time to time.

General Terms means this document.

You means ACN Pacific.

Signed for and on behalf of ACN Pacific Pty Ltd

By: /s/ Iain Falshaw

Name: Iain Falshaw

Title: Managing Director

Date: July 29, 2009

Signed for and on behalf of deltathree, Inc.

By:  /s/ Effi Baruch

Name: Effi Baruch

Title: CEO and President

Date: July 27, 2009